                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 31st day of January, 1996 by and among LEGAL RESEARCH CENTER, INC., a Minnesota corporation whose address is 700 Midland Square, 331 Second Avenue South, Minneapolis, Minnesota 55401 ("LRC" or "Buyer"), and THE LAW OFFICE, INC., a Washington corporation whose address is 2825 Eastlake Avenue East, Suite 205, Seattle, Washington 98102 (the "Company") GORDON AND SYDNEY JONES, an individual whose address is 2236 Yale Avenue East, Unit B, Seattle, Washington 98102 (the "Joneses"), and WILLIAM AND LORIE HARRIS, individuals whose address is 11251 Arroyo Beach Place Southwest, Seattle, Washington 98146 (the "Harrises"). The Joneses and the Harrises are collectively referred to herein as "Sellers." The Joneses, the Harrises and the Company are collectively referred to herein as "Selling Parties."

                                    RECITALS:

     WHEREAS, the Joneses, on the one hand, and the Harrises, on the other, each own 25 shares (50 shares in the aggregate, the "Shares") of the outstanding Common Stock, no par value, of the Company; and

     WHEREAS, Buyer is willing to purchase from Sellers, and each of Sellers are willing to sell to Buyer, the Shares for the consideration specified and subject to the terms, conditions and provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

     1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 8.1 below), Sellers will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Sellers.

     1.2 CONSIDERATION FROM BUYER AT EXECUTION/CLOSING. As payment for the transfer of the Shares from Sellers to Buyer, Buyer shall pay to each of The Joneses and the Harrises as follows:

     (i) LRC STOCK. Sixty Thousand (60,000) shares of its fully paid and non-assessable Common Stock (120,000 shares in the aggregate), payable at Closing.

     (ii) LRC STOCK OPTIONS. Immediately exercisable stock options to purchase 50,000 shares of LRC Common Stock (100,000 shares in the aggregate). The Options will be exercisable for a period commencing immediately and ending three years from the date of grant, in whole or in part from time to time at any time throughout the option period at the closing high bid price for LRC Common Stock as reported on the Nasdaq SmallCap Market for the date of the Letter of Intent (December 14, 1995), which was $3.50.

     (iii) CASH. Twenty-five Thousand Dollars ($25,000) cash ($50,000 in the aggregate), payable upon execution of this Agreement.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants that:

     2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires the Company to be qualified in any jurisdiction other than the State of Washington.

     2.2 FINANCIAL STATEMENTS. Exhibit 2.2 to this Agreement sets forth the unaudited balance sheets and related statements of income and retained earnings of the Company, as of December 31, 1995. The March 31, 1996 statements shall be attached prior to closing. Each of the foregoing financial statements has been/will be prepared on a consistent basis throughout the periods indicated and fairly present the financial position as of the respective dates of the balance sheets included and the results of operations for the respective periods indicated. The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the financial statements attached as Exhibit 2.2.

     2.3 ABSENCE OF SPECIFIC CHANGES. Since December 31, 1995, there have not been any:

          (a) transactions by the Company outside the ordinary course of business as conducted on that date;

          (b) capital expenditures by the Company exceeding $5000 except for tradeshow booth of approximately $17,000;

          (c) material adverse change in the financial condition, liabilities, assets, business or prospects of the Company;

          (d) significant or material destruction, damage to or loss of any asset of the Company:

          (e) labor trouble including but not limited to charges of unfair labor practices, grievances filed under any collective bargaining agreement, arbitration awards, EEOC charges, state employment discrimination charges, OSHA compliance issues, wrongful discharge claims or other event or condition of any character which would materially affect the financial condition, business, assets, or prospects of the Company's business;

          (f)  changes in accounting methods or practices;

          (g) sale or transfer of any asset of the Company, except in the ordinary course of business or used as a trade on purchase of new equipment;

          (h) amendment or termination of any contract, agreement or license, except in the ordinary course of business and all of such amendments or terminations in the ordinary course of business are identified on exhibits hereto;

          (i) mortgages, pledges or other encumbrances upon any asset of the Company;

          (j) agreement by any of the Selling Parties to do any of the foregoing; or

          (k)  payment of any dividends or distributions.

     2.4 TAX RETURNS AND AUDITS. Within the time and manner prescribed by law, the Company has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The charges, accruals and reserves which have been made by the Company in respect to federal, state, county, local and foreign taxes, including, but not limited to any sales taxes, are adequate to cover the payment of the taxes accrued and unpaid for all periods through and including the last day prior to the Closing Date, whether or not disputed. The Company is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any government authority, for the assessment or collection of any taxes, interest, assessment or deficiencies and no claims for assessment or collection of any taxes has been asserted against the Company.

     2.5 TANGIBLE PERSONAL PROPERTY. Except as stated in Exhibit 2.5, attached hereto, no personal property used by the Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement, or is located other than in the possession of the Company at its place of business specified in
Section 15.6 below or delivered at Closing (with respect to certain back-up records of the Company).

     2.6 ACCOUNTS RECEIVABLE. Exhibit 2.6 to this Agreement is a complete and accurate schedule of the accounts receivable of the Company as of the Date of Closing, together with an accurate aging of these accounts. These accounts receivable arose from valid transactions in the ordinary course of business. The Company represents that, to its best knowledge, all the accounts receivable identified in such Exhibit are collectible, are not disputed, and represent valid obligations of the named account obligor.

     2.7 TRADE NAMES, TRADEMARKS, COPYRIGHTS AND PATENTS. All copyright, trademark or trade name registrations, patents and all applications pending thereon, which are owned or used by the Company and all material trademark, trade name, copyright, patent or know-how licenses granted by or to the Company are set forth on Exhibit 2.7 attached hereto together with all registration, patent numbers or other identification information with respect thereto. The Company owns or possesses adequate rights to use all trademarks, trade names, copyrights, patents, know-how and other proprietary information used or held for use in connection with its business as currently being conducted and the validity and the rights thereto of the Company have not been questioned in any litigation to which the Company or any affiliate is a party nor is any such litigation threatened. The Company has not infringed and/or is not now infringing, on any of the trade names, trademarks, service marks, copyrights, or patents belonging to any other person, firm, or corporation.

     2.8 TITLE TO ASSETS. Except as specified on Exhibit 2.8 hereof, the Company has good and marketable title to all of its assets, whether real, personal or mixed, tangible and intangible. The assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, conditions, restrictions, etc.

     2.9 CUSTOMERS AND SALES. Exhibit 2.9 to this Agreement is a correct and current list of customers of the Company, together with summaries of the sales made to each such customer during the Company's most recent fiscal year. The Company has no information, nor is aware of any facts, indicating that any of these customers intend to cease doing business with the Company, or materially alter the amount of business that they are presently doing with the Company.

     2.10 NO REGULATORY VIOLATION. The Company has received no notice of any violation of any law, order, rule, regulation, writ, injunction or decree of any governmental authority or court, domestic or foreign, and, to the best of the Company's knowledge, there are no such violations. In addition, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation.

     2.11 PENDING LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding or government investigation pending or threatened against or affecting the Company's business, assets or financial condition.

     2.12 AUTHORITY AND CONSENT. The Company has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement. All approvals and consents of any party necessary in connection with this transaction have been obtained by the Company. Sellers, together with Buyer, are the sole shareholders of the Company subject to the stock grant to Joe Giberson as reflected in exhibit 2.12. The execution and delivery of this Agreement by the Company has been duly authorized by the Company's Board of Directors and shareholders and constitutes a valid and binding agreement of Selling Parties, enforceable in accordance with its terms.

     2.13 INTERESTS IN CUSTOMERS. To the best of Selling Parties' knowledge, no officer or employee of the Company has a financial interest, either directly or indirectly, in any customer of the Company. Excepting that William Harris and Lorie Harris have an ownership interest in and manage Brother Harris Enterprises, Inc. which has a relationship with the Company.

     2.14 CONTRACT DOCUMENTS. All agreements and contracts to which the Company is a party are scheduled and identified on Exhibit 2.14 attached hereto (collectively hereinafter referred to as "Contract Documents"). Copies of the Contract Documents shall be furnished by the Company to Buyer immediately upon its request.

     2.15 SUPPLIERS. All of the Company's suppliers or vendors are set forth on Exhibit 2.15 attached hereto and the Company is not aware of any fact or circumstance that would inhibit or prohibit such suppliers or vendors continuing to supply the Company on a similar ongoing basis subsequent to the Date of Closing.

     2.16 EMPLOYMENT MATTERS. Attached hereto as Exhibit 2.16(a) is a true and accurate list (the "Employee List") of the names and addresses of all employees of the Company together with employee's name, home address, job position, rate of pay, date and amount of last salary increase, date of hire and social security number. Exhibit 2.16(b) sets forth a description of all employment and consulting agreements, executive compensation plans, deferred compensation agreements, profit sharing plans, employee pension and other retirement plans, death benefit plans, sickness or disability plans, severance plans, educational assistance plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including without limitation fringe benefit programs or practices, holiday, vacation and other bonus practices, whether written or oral, and whether express or implied, to which the Company is or has been a party.

     2.17 ENVIRONMENTAL AND SAFETY LAWS. The Company is not in violation of any applicable federal, state or local statute, law or regulation relating to environmental matters or occupational health and safety matters, no expenditures are or will be, as of the Date of Closing, required in order to comply with any such statute, law or regulation relating to the Company's business.

     2.18 SUBSIDIARIES.  The Company has no subsidiaries.

     2.19 NO CONTRACTUAL VIOLATIONS. Neither the execution of this Agreement nor the performance of Selling Parties' obligations pursuant hereto or the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute, or with the passage of time or the giving of notice constitute, a default under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which the Company is a party, or by which it is bound, or the Company's Articles of Incorporation or Bylaws.

     2.20 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100 shares of Common Stock, no par value, of which 75 shares are issued and outstanding subject to the stock grant to Joe Giberson as reflected in exhibit 2.12. Twenty-five (25) shares, formerly owned by Gordon Jones, have been redeemed by the Company. All outstanding shares are validly issued fully paid and non- assessable, and such shares have been issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer any additional shares of its capital stock of any class.

     2.21 SELLERS' AUTHORITY. Sellers have all requisite right, power, legal capacity and authority to enter into and perform their obligations under this Agreement. All approvals and consents of any parties necessary in connection with this transaction have been obtained by Sellers.

     2.22 TITLE TO SHARES. Sellers are the owners, beneficially and of record, of all of the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions whatsoever.

     2.23 REAL PROPERTY. Except as set forth on Exhibit 2.23 to this Agreement, the Company does not own or lease any real property.

     2.24 COMPANY ACCOUNTS. Exhibit 2.25 lists the names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to theses boxes.

     2.25 FULL DISCLOSURE. None of the representations and warranties made by any of the Selling Parties, or made in any certificate or memorandum furnished or to be furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit any statement or fact the omission of which would be misleading.

                                   ARTICLE III
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants that:

     3.1 ORGANIZATION. Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota. The execution and delivery of this Agreement and the consummation of the transaction by Buyer have been duly authorized and no further corporate authorization is necessary on the part of Buyer.

     3.2 FINANCING. Buyer will make reasonable best efforts to obtain at least $1.5 million in debt or equity financing for the Company.

                                   ARTICLE IV
                      COMPANY'S OBLIGATIONS BEFORE CLOSING

     The Company covenants that from the date of this Agreement (unless a different date is indicated) until the Closing:

     4.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer, its counsel, its accountants and other representatives shall have full access during normal business hours to all properties, accounts, records, contracts and documents of or relating to the Company's business or as may be necessary to determine the accuracy of the Company's representations and warranties. The Company shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of the Company as Buyer shall reasonably request. The Company shall provide Buyer with copies of all of its Contract Documents and Trademark and Trade Name registrations within 15 days of the date hereof.

     4.2 CONDUCT OF BUSINESS IN NORMAL COURSE. The Company will carry on its business and activities diligently and in substantially the same manner as previously had been carried out and shall not make or institute any unusual or novel business practice which varies from the methods used by the Company as of the date hereof. The Company shall not pay any dividend or other distribution with respect to its stock nor any compensation, bonus or other consideration to its shareholders or employees other than salaries and benefits which are in effect as of December 31, 1995, subject to Exhibit 2.16(a).

     4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. The Company will use its best efforts to preserve its business intact and to preserve the present relationships with its customers, suppliers and employees.

     4.4 REPRESENTATIONS AND WARRANTIES AT CLOSING. All representations and warranties of Selling Parties set forth in this Agreement and any written statements delivered to Buyer under this Agreement will be true and correct as of the Date of Closing as if made on that date.

     4.5 EXCLUSIVE DEALINGS. The Company agrees that prior to the Date of Closing it shall not enter into or conduct any discussions, directly or indirectly, with any prospective purchaser, suitor or other entity interested in acquiring, merging with, consolidating or conducting any other type of business combination with the Company or its assets, other than those conducted in the ordinary course of business.

     4.6 PROMPT ACTION. Selling Parties will promptly take all action necessary to complete the transactions contemplated by this Agreement.

     4.7 CONFIDENTIALITY. Selling Parties will treat this Agreement, and the transactions contemplated hereby, as confidential, and will not issue any press release or otherwise provide any information regarding such transactions without the prior written consent of Buyer.

     4.8 CORPORATE MATTERS. Except as contemplated by this Agreement, the Company shall not (i) amend its Articles of Incorporation to Bylaws, (ii) issue any shares of its capital stock, (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury, or (iv) agree to do any of the acts listed above.

     4.9  MAINTENANCE OF INSURANCE.   The Company does not carry insurance as of
the date of this Agreement.

     4.10 PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS. The Company will not, other than in the ordinary course of business, pay any obligation or liability, fixed or contingent, or waive or compromise any right or claim, or cancel, without full payment, any note, loan or other obligation owning to it.

     4.11 CONTRACT DOCUMENTS. The Company will not modify, amend, cancel or terminate any of the Contract Documents, or agree to do any of the foregoing.

                                    ARTICLE V
                       BUYER'S OBLIGATIONS BEFORE CLOSING

     5.1 COOPERATION IN SECURING CONSENTS OF THIRD PARTIES. Buyer will use its best efforts to assist the Company in obtaining the consent of any necessary third persons or agencies to the transaction contemplated hereby.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     6.1 OBLIGATION TO PURCHASE. The obligation of Buyer to purchase the Shares and proceed pursuant to this Agreement are subject to the satisfaction at or before the Closing of all of the conditions set forth within this Agreement and within this Article. Buyer may waive any or all of these conditions in in whole or in part without prior notice, provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of the other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of the representations, warranties or covenants under this Agreement.

     6.2 ACCURACY OR REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties of the Selling Parties contained in this Agreement, or in any written statement, shall be true on and as of the Date of Closing as though made at such time.

     6.3 SELLING PARTIES' PERFORMANCE. Each of the Selling Parties shall have performed, satisfied and complied with all of the terms and conditions of this Agreement.

     6.4 NO ADVERSE CHANGE. During the period from the date of execution until the Date of Closing, there shall have been no material adverse change in the financial condition or business of the Company.

     6.5 OPINION OF THE COMPANY'S COUNSEL. Buyer shall have received from counsel to the Company an opinion dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

     6.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or government body, pertaining to the transaction contemplated by this Agreement or the Company, shall have been instituted or threatened on or before the Date of Closing.

     6.7 EMPLOYMENT AGREEMENTS. The Company will have entered into employment agreements with each of The Joneses and William Harris as described in Article IX hereof, which agreements will have non-compete provisions and contain such other terms and conditions as Sellers and Buyer deem appropriate.

     6.8 DUE DILIGENCE REVIEW. Buyer and its representatives will complete a due diligence review of the Company within 30 days of the Execution of this Agreement in order to determine that all representations and warranties of Selling Parties relative to the Company are true and correct.

     6.9 NO CHANGE IN STATUS OR CONDITION OF ASSETS. There shall have been no casualty or other material physical change in the condition of any of the assets of the Company and no proceeding in condemnation shall be pending with respect to any of the assets.

     6.10 CONSENTS. The Company having obtained the consents of any third parties necessary for consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

     The obligations of the Sellers to consummate their obligations under this Agreement are subject to the satisfaction, on or before the Date of Closing, of all of the following conditions:

     7.1  ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES.   All
representations and warranties of Buyer contained within this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Date of Closing as though such representations and warranties were made on such date.

     7.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all of the covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy before the Date of Closing.

     7.3 EMPLOYMENT AGREEMENTS. The Company will have entered into Employment Agreements with Gordon Jones and William Harris as described in Article IX hereof, which agreements will have non-compete provisions and contain such other terms and conditions as Sellers and Buyer deem appropriate.

                                  ARTICLE VIII
                                   THE CLOSING

     8.1 TIME AND PLACE. The transfer of the Shares by Sellers to Buyer (the "Closing") shall take place at the offices of Parsinen Bowman Kaplan & Levy, P.A. at 100 South Fifth Street, Suite 1100, Minneapolis, Minnesota 55402, at 10:00 a.m. local time sixty (60) days from the execution of this document, or at such other time and place as the parties shall agree (the "Closing Date" or the "Date of Closing").

     8.2 COMPANY'S OBLIGATIONS AT CLOSING. At the Closing, Company shall deliver or cause to be delivered to Buyer:

          (a) Certificate representing the Shares together with appropriate documents of assignment thereof.

          (b) The employment agreements described in Article IX hereof, duly executed.

          (c) Such other agreements, contracts, certificates and/or exhibits as are required and/or contemplated pursuant to this Agreement.

          (d) An opinion of the Company's counsel dated the Date of Closing as provided for in Section 6.5.

          (e) Certified resolutions of the Company's Board of Directors and Shareholders in form satisfactory to Buyer's counsel, authorizing the execution and performance of this Agreement and all action to be taken by the Company to effectuate the terms hereof.

          (f)  The original of the Company's Minute Books.

          (g) Any and all back-up records of the Company which are not kept at the Company's place of business.

     8.3  BUYER'S OBLIGATION AT CLOSING.   At the Closing, Buyer shall deliver
to the Sellers the following instruments and documents against delivery of the items specified in Article 8.2.

          (a)  The LRC Stock.

          (b)  The LRC Options.

          (c) Certified resolutions of Buyer's Board of Directors in form satisfactory to counsel for the Company, authorizing the execution and performance of this Agreement and all actions to be taken by the Buyer hereunder.

          (d) Such other agreements, contracts, certificates and/or exhibits as are required and/or contemplated pursuant to this Agreement.

                                   ARTICLE IX
                              EMPLOYMENT AGREEMENT

     9.1 EMPLOYMENT AGREEMENT. As a condition to Buyer's obligations under this Agreement, each of Gordon Jones and William Harris shall enter into an employment agreement substantially in the form attached hereto as Exhibit 9 (the "Employment Agreement.)

                                   ARTICLE X
                       COMPANY'S OBLIGATIONS AFTER CLOSING

     10.1 COMPANY'S INDEMNITY. Company agrees to indemnify, defend and hold harmless Buyer against and in respect to all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorney's fees that Buyer may incur or suffer which arise, result from, or relate to any breach of, or failure of Company to perform any of its representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by it under this Agreement and/or relating to the operation of the Company's business prior to the Date of Closing.

     10.2 SELLER'S INDEMNITY. Sellers agree to indemnify, defend and hold harmless Buyer against and in respect to all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorney's fees that Buyer may incur or suffer which arise, result from, or relate to any breach of, or failure of Sellers to perform any of their representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by them under this Agreement and/or relating to the operation of the Company's business prior to the Date of Closing.

     10.3 NOTICE OF INDEMNITY. Buyer shall promptly notify Company and Sellers of the existence of any claim, demand or other matter for which indemnification would apply, and shall give Company reasonable opportunity to defend the same in its own name with counsel of its selection; provided that Buyer shall, at all times, have the right to fully participate in the defense at its own expense.
If Company shall, within a reasonable time after notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claims or other matters on behalf; for the account, and at the risk of Company. If the claim is one that cannot be, by its nature, defended solely by Company, then Buyer shall make available all information and assistance that Company may reasonably request.

     10.4 COMPLIANCE WITH AGREEMENTS. Sellers and Company agree that they will comply at all times with the terms and provisions of the Employment Agreement.

                                   ARTICLE XI
                        BUYER'S OBLIGATION AFTER CLOSING

     11.1 BUYER'S INDEMNITY. Buyer shall indemnify, defend and hold harmless Sellers against and respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorney's fees that they may incur or suffer which arise, result from, or relate to any breach of, or failure of Buyer to perform any of its representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement and/or relating to the operation of Buyer's business prior to the Date of Closing.

     11.2 NOTICE OF INDEMNITY. Sellers shall promptly notify Buyer of the existence of any claim, demand or other matter for which indemnification would apply, and shall give Buyer reasonable opportunity to defend the same in its own name with counsel of its selection; provided that Sellers shall, at all times, have the right to fully participate in the defense at their own expense. If Buyer shall, within a reasonable time after notice, fail to defend, Sellers shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claims or other matters on behalf, for the account, at the risk of Buyer. If the claim is one that cannot be, by its nature, defended solely by Buyer, then Sellers shall make available all information and assistance that Buyer may reasonably request.

                                   ARTICLE XII
                                    PUBLICITY

     12.1 CONFIDENTIALITY. Selling Parties agree not to make any public disclosure of the transaction contemplated by this Agreement without the advance consent of Buyer.

     12.2 PUBLIC ANNOUNCEMENTS. All notices to third parties and all other public announcements concerning the transaction contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and the Company. Sellers acknowledge and understand that Buyer is require under applicable securities regulations to publicly disclose the existence of this Agreement.

                                  ARTICLE XIII
                                      COSTS

     13.1 FINDERS AND BROKERS FEES. Each of the parties represents and warrants that he or it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as each party is aware, no broker or other person is entitled nor is any broker or other person claiming any commission or finder's fees in connection with this transaction.

     13.2 EXPENSE. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transaction contemplated by this Agreement.

                                   ARTICLE XIV
                                    REMEDIES

     14.1 SPECIFIC PERFORMANCE. Each party's obligation under this Agreement is unique. If any party shall default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impractical to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, shall have the right to obtain, in a court of competent jurisdiction, specific performance of this Agreement.

     14.2 WAIVER OF RESCISSION RIGHTS. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if the purchase and sale contemplated hereby shall be consummated at the Closing, each of the parties waives any rights that it or he may have to rescind this Agreement or the transactions contemplated hereby; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

     14.3 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they maybe entitled.

     14.4 DEFAULTS PERMITTING TERMINATION. If either Buyer or Selling Parties materially default in the due and timely performance of any of their respective warranties, covenants or agreements under this Agreement, the non-defaulting party or parties may not later than five days prior to the Closing Date, give notice of termination of this Agreement (unless the default shall occur after such date, in which case the notice shall be furnished as soon as practicable thereafter), in the manner provided in Section 16.6. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective on the Closing Date, unless the specified default or defaults have been cured on or before the Closing Date.


                                   ARTICLE XV
                                  MISCELLANEOUS

     15.1 EFFECT OF HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     15.2 ENTIRE AGREEMENT: MODIFICATION: WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties and their agents and representatives. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Letter of Intent executed by and between the Company and agents of Buyer shall merge into this Agreement and shall not survive the execution hereof. All of the terms of such Letter of Intent shall be extinguished by execution of this Agreement.

     5.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any part to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     15.5 SURVIVAL OF REPRESENTATIONS. The Closing of this transaction will not extinguish any of the representations, warranties, covenants and/or agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein and such representations, warranties, covenants and/or agreements of the parties shall not be merged into the Warranty Deed.

     15.6 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


          To the Company at:       2825 Eastlake Avenue East
                                   Suite 205
                                   Seattle, WA 98102

          With a copy to:          William Harris
                                   11251 Arroyo Beach Place SW
                                   Seattle, WA 98146

          To Buyer at:             Legal Research Center, Inc.
                                   700 Midland Square
                                   331 Second Avenue South
                                   Minneapolis, MN 55401

          With a copy to:          John C. Levy, Esq.
                                   Parsinen Bowman Kaplan & Levy P.A.
                                   100 South Fifth Street
                                   Suite 1100
                                   Minneapolis, MN 55402

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

     15.7 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Washington.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.


BUYER:

LEGAL RESEARCH CENTER, INC.,
a Minnesota corporation


/s/ Christopher Ljungkull
- ------------------------------
By:  Christopher Ljungkull
Its: CEO


THE COMPANY:

THE LAW OFFICE, INC.,
a Washington corporation



/s/ Christopher Ljungkull
- ------------------------------
Christopher Ljungkull



/s/ Gordon Jones
- ------------------------------
Gordon Jones



/s/ William Harris
- ------------------------------
William Harris



SELLERS:




/s/ Gordon Jones
- ------------------------------
Gordon Jones



/s/ William Harris
- ------------------------------
William Harris

/s/ Lorie Harris
- ------------------------------
Lorie Harris



/s/ Sydney S. Jones
- ------------------------------
Sydney S. Jones